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                                                                    EXHIBIT 99.1


PRESS RELEASE


FOR IMMEDIATE RELEASE



                  TELEX COMMUNICATIONS, INC. ANNOUNCES PROPOSED
       RESTRUCTURING PLAN THAT WILL SIGNIFICANTLY REDUCE OUTSTANDING DEBT



         BURNSVILLE, MINNESOTA-TUESDAY, SEPTEMBER 13, 2001 - Telex Communications, Inc. ("Telex") announced today a proposed debt restructuring plan intended to significantly reduce its outstanding debt, increase its financial flexibility and improve its cash flow.

         Edgar S. Woolard, the Chairman of the Board of Directors of Telex said:
"We are excited to announce our debt restructuring plan which, when completed, will reduce substantially the significant debt and debt service obligations we have had for years and will result in a better capitalized Telex. We believe this plan will make us a stronger competitor, strengthen our partnerships with suppliers and customers and is also in the best interest of our creditors. We want to assure our business partners that our debt restructuring will cause no interruptions in our service or our obligations."

         As a part of the debt restructuring plan, holders of Telex's 10-1/2% Senior Subordinated Notes Due 2007 (CUSIP No. 879569AD3) and Telex's 11% Senior Subordinated Notes Due 2007 (CUSIP No. 269263AC3) (together the "Telex Senior Subordinated Notes") will have the opportunity to exchange their Telex Senior Subordinated Notes for units comprised, depending upon one or more of four exchange options, of various combinations of cash and securities to be issued by a newly organized operating company which will acquire substantially all of the assets of Telex. The new securities to be issued by the new operating company will include Senior Subordinated Notes, shares of Preferred Stock, shares of Common Stock and Warrants to purchase Common Stock. The exchange offer is conditioned upon the new operating company being able to obtain senior secured financing to repay outstanding senior secured indebtedness (including senior bank indebtedness) and other indebtedness of Telex and its subsidiaries and to pay expenses of the debt restructuring. Telex is currently in the process of seeking to arrange such financing. In anticipation of completing the debt restructuring, Telex will not make the interest payment due on September 17, 2001 under its 11% Senior Subordinated Notes and the November 1, 2001 interest payment that is due on its 10-1/2% Senior Subordinated Notes.

         If all of the Telex Senior Subordinated Notes are tendered and accepted for exchange, and if the requisite financing for the debt restructuring is obtained, the aggregate exchange consideration will be comprised of $127 million of cash, Senior Subordinated Notes and Preferred Stock, and all of the Common Stock of the new operating company and Warrants to purchase up to 30% of the Common Stock of the new operating company.

         In order to effect the restructuring plan, including the exchange offer, Telex is soliciting consents to, among other things, transfer Telex's assets and liabilities to the new operating company and to amend the terms of the indentures governing the Telex Senior Subordinated Notes to eliminate various restrictive covenants.




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         The exchange offer and solicitation of consents and acceptances is scheduled to expire at 5:00 P.M., New York City time on October 12, 2001. The exchange offer and solicitation of consents and acceptances are being made pursuant to a Consent Solicitation Statement and Exchange Offering Memorandum and the related Consent and Letter of Transmittal which more fully set forth the terms of the exchange offer and solicitation of consents. Holders of the Telex Senior Subordinated Notes are advised to read carefully the Consent Solicitation Statement and Exchange Offering Memorandum and the related Consent and Letter of Transmittal.

         Telex bondholders may obtain further information by calling Telex's Information Agent, GSC Partners, attention: Telex Restructuring Contact, at
(973) 437-1025, or by facsimile at (973) 437-1037.

         This press release is for informational purposes only and is not intended to serve as a solicitation to buy securities or an offer to sell securities. The securities offered in the exchange offer will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Only holders of the Telex Senior Subordinated Notes who are "accredited investors" under SEC Regulation D may participate in the exchange offer, unless Telex is satisfied in its sole discretion that the inclusion of other holders in the exchange offer would not result in any requirement to register the Telex Newco securities under applicable securities laws. Only holders in jurisdictions where the exchange offer is permitted under applicable law will be permitted to participate in the exchange offer. Holders who receive the new securities pursuant to the exchange offer will be entitled to certain exchange and registration rights.

         Telex is a leader in the design, manufacture and marketing of sophisticated audio, wireless and multimedia communications equipment for commercial, professional and industrial customers. Telex provides high value-added communications products designed to meet the specific needs of customers in commercial, professional and industrial markets, and, to a lesser extent, in the retail consumer electronics market.

FORWARD-LOOKING STATEMENTS

         Certain of the statements in this press release which are not historical, including Telex's expectations, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that involve a number of risks and uncertainties, which could cause actual results to differ materially from those projected. Risk factors that could cause actual results to differ materially from current expectations include the occurrence of an unanticipated materially adverse change.

         These forward-looking statements should be read in conjunction with the Consent Solicitation Statement and Exchange Offering Memorandum and the related Consent and Letter of Transmittal which contain information which more fully describes additional factors that could cause actual results to differ materially from those projected in any forward-looking statements.




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